Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Fourth Quarter and
Year-end 2007 Financial Results
- Reports Record Sales of $272.7 Million and Net Income of $20.2 Million -
- Company Provides 2008 Guidance: Net Sales to Grow 12% to 18% and
EPS to Grow 15% to 23% Compared to 2007 -
CYPRESS, CA — February 21, 2008 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the fourth quarter and year ended December 31, 2007.
“We finished another record year in 2007 with revenues of $272.7 million, up 15.6% over 2006,” stated Paul Arling, UEI’s chairman and CEO. “The increased global adoption of digital technologies such as high-definition television, IPTV, and digital video recorders continues to drive the need for wireless remote control devices to simplify and manage the digital home.”
“In 2008, we expect to grow revenue 12% to 18% over 2007 through share expansion with our current customers, the addition of key customers, geographic expansion, and new products and technology developments. Just as we built our business to grow our share in our historically strong markets, we are working to do the same with new products and technologies throughout the world. In addition, by leveraging our infrastructure, we expect to grow our 2008 earnings 15% to 23% over 2007,” Arling continued.
Bryan Hackworth, CFO, commented, “2007 ended with record revenues and earnings even though our fourth quarter sales fell short of expectations due to the slower market conditions late last year, particularly in the international retail markets. However, we improved operating margin from 7.9% in 2006 to 9.7% in 2007.”
“Also, in 2007 we repurchased approximately 471,000 shares for $14.5 million. We have approximately 1.4 million shares remaining in our plan and, at the current stock price, we expect to aggressively repurchase additional shares in 2008,” Hackworth added.
Financial Results: Fourth Quarter 2007 Compared to Fourth Quarter 2006
•	Net sales were $66.2 million, compared to $69.7 million.

•	The Business Category contributed 73% of total net sales and the Consumer Category contributed 27%, compared to 71% and 29%, respectively.

•	Gross margins were 37.2%, compared to 37.3% in the third quarter 2007 and 37.6% in last year’s fourth quarter.

•	Operating income was $8.0 million, compared to $6.7 million.

•	Net income for the 2007 fourth quarter was $6.1 million, or $0.40 per diluted share, compared to $5.4 million, or $0.37 per diluted share.

Financial Results: Full Year 2007 Compared to Full Year 2006
•	Net sales were $272.7 million, compared to $235.8 million.

•	Gross margins were flat at 36.4%.

•	Operating income was $26.5 million as compared to $18.5 million.

•	Net income was $20.2 million, or $1.33 per diluted share, compared to $13.5 million, or $0.94 per diluted share.
Financial Outlook
For the first quarter of 2008, net sales are expected to range between $62.0 million and $65.0 million, compared to $66.0 million in the first quarter of 2007. Management expects Business Category sales to range from $47.5 million to $50.5 million, compared to $50.2 million in 2007, and Consumer Category sales to range from $13.0 million to $16.0 million, compared to $15.8 million in 2007. Gross margins for the first quarter of 2008 are expected to be approximately 35.5% of sales plus or minus one point. Operating expenses are expected to be between $18.9 million and $19.5 million, including employee stock based compensation charges of $954,000, and the tax rate is expected to be between 33% and 35% of pre-tax income. GAAP earnings per diluted share are expected to range from $0.17 to $0.21, compared to $0.31 per diluted share in the first quarter of 2007.
For the full year 2008, net sales are expected to grow between 12% and 18% to reach between $305 million and $322 million. Business Category revenue is expected to increase 8% to 15% percent and Consumer Category revenue is expected to increase 12% to 40%. Operating expenses are expected to be between $79 million and $84 million, and the tax rate is expected to range from 33% to 35% of pre-tax income, resulting in GAAP EPS between $1.53 and $1.64 per diluted share, compared to $1.33 per diluted share for 2007.
UEI’s Recent Highlights:
•	Launched the latest revision to the award-winning Nevo™ line: the NevoS70 universal controller, a complete audio visual and digital media control for the networked home in a sleek, elegant design.

•	Entered into a relationship with Syntax-Brillian Corporation, an electronics distributor, to supply the “Taurus RC-LRN” universal learning remote control for certain models of new 1080p Olevia LCD HDTVs to enable convenient and easy access to consumers’ digital entertainment devices.
Conference Call Information:
UEI’s management team will hold a conference call today, Thursday February 21, 2008 at 1:30 p.m. Pacific Time to review fourth quarter and year-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through UEI’s Web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on February 21, 2008 until 11:59 p.m. Eastern Time on February 25, 2008. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 34123628. The webcast replay will be available at www.uei.com.

About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development, ordering, delivery and market acceptance of products and technologies identified in this release; the Company’s continued ability to design products in a fashion that results in its technology being accepted by the Company’s customers and the end users; the continued growth in the markets identified in this release to occur as anticipated by management; and other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$86,610	$66,075
Accounts receivable, net	60,146	51,867
Inventories, net	34,906	26,459
Prepaid expenses and other current assets	1,874	2,722
Deferred income taxes	2,871	3,069

Total current assets	186,407	150,192

Equipment, furniture and fixtures, net	7,558	5,899
Goodwill	10,863	10,644
Intangible assets, net	5,700	5,587
Other assets	369	221
Deferred income taxes	6,388	6,065

Total assets	$217,285	$178,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,382	$20,153
Accrued sales discounts/rebates/royalties	4,671	4,498
Accrued income taxes	1,720	4,483
Accrued compensation	3,737	7,430
Other accrued expenses	6,567	7,449

Total current liabilities	46,077	44,013

Deferred income taxes	127	103
Income tax payable	1,506	—
Other long term liabilities	1,333	275

Total liabilities	49,043	44,391

Stockholders’ equity:
Common stock	185	175
Paid-in capital	114,441	94,733
Accumulated other comprehensive income	11,221	2,759
Retained earnings	88,508	68,514

Common stock held in treasury	(46,113)	(31,964)

Total stockholders’ equity	168,242	134,217

Total liabilities and stockholders’ equity	$217,285	$178,608

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$66,222	$69,691	$272,680	$235,846
Cost of sales	41,575	43,464	173,329	149,970

Gross profit	24,647	26,227	99,351	85,876
Research and development	2,159	1,838	8,820	7,412
Selling, general and administrative expenses	14,469	17,673	64,080	59,947

Operating expenses	16,628	19,511	72,900	67,359

Operating income	8,019	6,716	26,451	18,517
Interest income, net	(905)	(343)	(3,104)	(1,401)
Other (income) expense, net	127	(104)	(7)	498

Income before income taxes	8,797	7,163	29,562	19,420
Provision for income taxes	(2,665)	(1,731)	(9,332)	(5,900)

Net income	$6,132	$5,432	$20,230	$13,520

Earnings per share:
Basic	$0.42	$0.39	$1.40	$0.98

Diluted	$0.40	$0.37	$1.33	$0.94

Shares used in computing earnings per share:
Basic	14,565	13,982	14,410	13,818

Diluted	15,257	14,717	15,177	14,432